Exhibit 10.2

March 29, 2017

Bill Roeschlein

Intermolecular, Inc.

3011 N. First Street

San Jose, CA 95134

Dear Bill:

On behalf of Intermolecular, Inc. (the “Company”), I set forth the certain terms of your updated employment with the Company:

1.Effective April 3, 2017, you will serve on a full-time basis as the Company’s Chief Financial Officer and principal financial and accounting officer (“CFO”).  As CFO, you will be responsible for performing those duties customary of someone in such position plus such other duties as may from time to time be assigned to you by the Company’s Board of Directors or its authorized committee (the “Board”).  Except as discussed below, you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.Your base salary will be at the rate of $270,000 per year, less all applicable taxes and withholdings.  Such base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Board of Directors.

3.Following the end of each calendar year, you may be eligible for a retention and performance bonus of up to $135,000.00, less applicable taxes and withholdings.  Any such annual bonus will be based on the Company’s performance and your performance (as measured against management objectives to be established by the Board each year) during the applicable year, as determined by the Board in its sole discretion.  In any event, you must be an active employee of the Company on the date any annual bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.  Any bonus would be pro-rated for the initial year in which you are employed by the Company in this role.

4.You may continue to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  Benefits are subject to change (including termination) at any time in the Company’s sole discretion.

5.You and the Company have agreed to enter into the Amended and Restated Change in Control and Severance Agreement, attached hereto as Exhibit A, and shall also enter into the Company’s form indemnity agreement.

6.This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment as CFO.

If you agree with the terms set forth in this letter, please sign this letter in the space provided below and return it to Rick Neely along with signed copies of the indemnity agreement and the Amended and Restated Change in Control and Severance Agreement.

Very Truly Yours,

By:	/s/ Christian F. Kramer
Name:	Christian F. Kramer
Title:	Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Intermolecular, Inc.  I am not relying on any representations other than those set forth above.

/s/ Bill Roeschlein	Date:	3/29/17
Bill Roeschlein